ADAPTEC CONFIDENTIAL

Exhibit 10.12

March 3, 2010

Marcus Lowe

<Address>

Dear Marc,

Adaptec must react to changing business needs to be competitive in today’s market. After careful consideration of our future business, we need to make some difficult business decisions, one of which impacts your position. We regret to notify you that your position will be eliminated. Your last work date and termination date will be March 5, 2010. Your current health and dental benefits end on March 31, 2010. Upon your termination date, you will receive your final paycheck which will include payout of unused accrued vacation.

We find these circumstances unfortunate and wish to offer you severance benefits (outlined below) to assist you in pursuing other opportunities outside of Adaptec.

Please sign and return the Separation Agreement and General Release below along with the exit paperwork to Adaptec Human Resources in the enclosed envelope no later than April 17, 2010.

SEPARATION AGREEMENT AND GENERAL RELEASE

1.	Adaptec’s Consideration for Agreement: In exchange for the release and agreements described herein, Adaptec agrees as follows:

a)	On the eighth day following the date Adaptec receives a signed Agreement, and provided that you have returned all Adaptec property, equipment, and assets, your severance payment will be processed in a one time lump sum payment equal to twelve (12) months of your base pay of $260,000 and your targeted bonus payment of $130,000, (as noted in your Employment Agreement) less legally mandated payroll deductions and withholdings. This payment is being given as consideration for this Agreement and is not otherwise due.
b)	You also acknowledge that all Adaptec stock options and restricted stock units granted before October 23, 2008 immediately vest upon the termination of your employment. Adaptec stock option grants that have vested as of the termination date must be exercised within three (3) months of termination. You acknowledge that the vesting schedule for any Adaptec stock options and restricted stock units granted to you on or after October 23, 2008 shall not accelerate and such stock options and restricted stock units will immediately terminate at the time of the termination of your employment.
c)	Beginning on April 1, 2010, you shall be entitled to continuation of your Adaptec health, vision, dental, and Employee Assistance Program (EAP) benefits pursuant to the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”). You must submit completed COBRA Qualifying Event Notification enrollment forms directly to Ceridian for coverage. Adaptec agrees to reimburse you for the premiums payments for those COBRA benefits for up to twelve (12) months (Send receipts to Kerstin Aiello in HR).
d)	You have 2 months from your termination date to sign up for your career search program valued up to $10,000 with Right Management Consultants. (pamphlet in folder)

2.

Your Consideration for Agreement: In consideration for the payments and undertakings described above, you individually and on behalf of your representatives, successors, and assigns, do hereby completely release and forever discharge Adaptec, its shareholders, employees, owners, officers and directors, Board Members, and all other representatives, agents, entities, subsidiaries, divisions,

ADAPTEC CONFIDENTIAL

directors, attorneys, successors, and assigns from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which you may now have, or have ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship or the termination thereof. This Release covers all statutory, common law, constitutional and other claims, including but not limited to: all “wrongful discharge” and “constructive discharge” claims; all claims relating to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorney’s fees or costs; any tort claims of any nature; any claims under federal, state or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Labor and Civil Codes, the California Constitution, Federal Rehabilitation Act of 1973, Federal Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act (WARN), CalWARN, and any other laws and regulations relating to employment, employment discrimination, and employment termination. This release is not intended to and does not include a release of any claims which, by law, cannot be released.

3.	Wavier of Unknown Future Claims: You have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims with the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You acknowledge that Section 1542 gives you the right not to release existing claims, of which you are not now aware, unless you voluntarily choose to waive this right. Having been so apprised, you hereby voluntarily waive the rights described in Section 1542, and elect to assume all risks for claims that now exist in your favor known or unknown, arising from the subject matter of this Agreement.

4.	Confidentiality of Agreement: You agree that the existence, terms and conditions of this Agreement, including any and all references to any alleged underlying claims, are strictly confidential. You shall not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except to your spouse, attorney, financial advisor, or as required by court order.

5.	Savings Clause: Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. California law shall govern the validity and interpretation of this Agreement.

6.	Preparation of Agreement: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

7.	Mandatory Arbitration Clause: You and Adaptec agree that any action to enforce the terms and conditions of this Agreement or for the breach of this Agreement shall be referred to final and binding arbitration. Any arbitration proceeding will be governed by the rules and procedures of the American Arbitration Association and the Federal Arbitration Act and the parties hereto expressly waive their rights, if any, to have any such matters heard by a court or jury, or administrative agency whether federal or state. The prevailing party in any arbitration to enforce this Agreement or remedy its breach will be entitled to costs and reasonable attorney’s fees incurred.

8.

Complete and Voluntary Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you have read and fully understand this Agreement; that you have had the opportunity to seek legal counsel of your own choosing and to have

ADAPTEC CONFIDENTIAL

the terms of the Agreement fully explained to you that you are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that you are executing this Release voluntarily, free of any duress or coercion. In addition, by signing this Agreement, you are confirming the following:

(a)	You have been provided until April 17, 2010 in which to consider whether or not to sign this Agreement, and that, having been advised of that entitlement; you may elect to sign this Agreement at any time prior to or on that date.

(b)	You may revoke your acceptance of this Agreement within seven (7) calendar days of signing it with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”). To be effective, rescission must be in writing, delivered to Mary Dotz, Adaptec Inc., 691 South Milpitas Blvd, M/S 15, Milpitas, CA 95035, within the ADEA Rescission Period, or sent to Adaptec, at such address, by certified mail, return receipt requested, postmarked within the ADEA Rescission Period and also by facsimile to Attention: Mary Dotz, FAX# (408) 957-5622, before the close of the ADEA Rescission Period.

(c)	The consideration provided to you in this Agreement is in addition to any consideration that you would otherwise be entitled to receive; and

(d)	You may submit any inquiries regarding the severance plan within one year of your separation from service, in writing, delivered to the Severance Plan Administrator, 691 South Milpitas Blvd, M/S 15, Milpitas, CA 95035 by certified mail, return receipt requested, and postmarked within the applicable period.

Cancellation of Agreement By Adaptec: If you exercise your right of rescission under Section 8 (b) of this Agreement, Adaptec will have the right to terminate this Agreement in its entirety.

If you choose to accept the terms of this Agreement, please sign on the line provided below and return the original in the enclosed self addressed envelope.

Sincerely,

/s/ JOHN QUICKE

John Quicke

Chief Executive Officer

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

Agreed:

Dated: 3/4/2010	BY:	Marcus D. Lowe	/	/s/ MARCUS D. LOWE
	Print	/ (Signature)